UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

December 23, 2020

(Date of earliest event reported)

Cinedigm Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-31810	22-3720962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

237 West 35th Street, Suite 605, New York, New York	10001
(Address of principal executive offices)	(Zip Code)

212-206-8600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transmission period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                                                                                             ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	CIDM	Nasdaq Global Market

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

On December 23, 2020, Cinedigm Corp. (the “Company”) entered into an employment agreement with Gary S. Loffredo (the “Loffredo Employment Agreement”). The Loffredo Employment Agreement takes effect on January 1, 2021 and replaces the surviving terms of the employment agreement with Mr. Loffredo dated October 13, 2013, and has a term ending on March 31, 2023. Pursuant to the Employment Agreement, Mr. Loffredo will serve as President, and continue to serve as the Chief Operating Officer, General Counsel and Secretary, of the Company.

The Loffredo Employment Agreement also provides that Mr. Loffredo will receive an annual base salary of $460,000 (as subject to adjustment, the “Loffredo Base Salary”) and will be eligible for (i) under the Company’s Management Annual Incentive Plan, a target bonus opportunity of $322,000 (the “Loffredo Target Bonus”) consistent with goals established from time to time by the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors, (ii) under the Company’s 2017 Equity Incentive Plan (the “Plan”), performance share units for up to 150,000 shares of the Company’s Class A common stock (the “Common Stock”), subject to EBITDA targets to be determined in the sole and absolute discretion of the Compensation Committee and such other terms as the Compensation Committee shall determine, and (iii) under the Plan, 1,200,000 stock appreciation rights (“SARs”) having an exercise price of $.64 and a term of ten (10) years, and vesting as follows: 500,000 SARs vest on March 31, 2022, 500,000 SARS vest on March 31, 2023, and 200,000 SARs vest on June 30, 2023. Mr. Loffredo will also be entitled to participate in all benefit plans and programs that the Company provides to its senior executives.

The Loffredo Employment Agreement provides that, in the event of a termination without Cause (as defined in the Loffredo Employment Agreement) or a resignation for Good Reason (as defined in the Employment Agreement), Mr. Loffredo shall be entitled to payment of twelve (12) months’ Loffredo Base Salary at the time of termination. In the event, within two (2) years after a Change in Control (as defined in the Plan), of a termination without Cause (other than due to Mr. Loffredo’s death or disability), a resignation for Good Reason, or upon notice by the Company that it does not wish to renew the Term (as defined in the Loffredo Employment Agreement), then in lieu of receiving the amounts described above, Mr. Loffredo would be entitled to receive a lump sum payment equal to two (2) times the sum of (a) his then-current annual Loffredo Base Salary and (b) the Loffredo Target Bonus for the year of termination.

On December 23, 2020, the Company entered into an employment agreement with Erick Opeka (the “Opeka Employment Agreement”). The Opeka Employment Agreement takes effect on January 1, 2021 and replaces the employment agreement with Mr. Opeka dated September 15, 2018, and has a term ending on September 15, 2023. Pursuant to the Employment Agreement, Mr. Opeka will serve as Chief Strategy Officer of the Company and President of Cinedigm Networks.

The Opeka Employment Agreement also provides that Mr. Opeka will receive an annual base salary of $400,000 (as subject to adjustment, the “Opeka Base Salary”) and will be eligible for (i) under the Company’s Management Annual Incentive Plan, a target bonus opportunity of $240,000 (the “Opeka Target Bonus”) consistent with goals established from time to time by the Compensation Committee, (ii) under the Plan, performance share units for up to 150,000 shares of Common Stock, subject to EBITDA targets to be determined in the sole and absolute discretion of the Compensation Committee and such other terms as the Compensation Committee shall determine, and (iii) under the Plan, 1,200,000 stock appreciation rights (“SARs”) having an exercise price of $.64 and a term of ten (10) years, and vesting as follows: 500,000 SARs vest on March 31, 2022, 500,000 SARs vest on March 31, 2023, and 200,000 SARs vest on December 31, 2023. Mr. Opeka will also be entitled to participate in all benefit plans and programs that the Company provides to its senior executives.

The Opeka Employment Agreement provides that, in the event of a termination without Cause (as defined in the Opeka Employment Agreement) or a resignation for Good Reason (as defined in the Employment Agreement), Mr. Opeka shall be entitled to payment of twelve (12) months’ Opeka Base Salary at the time of termination. In the event, within two (2) years after a Change in Control (as defined in the Plan), of a termination without Cause (other than due to Mr. Opeka’s death or disability), a resignation for Good Reason, or upon notice by the Company that it does not wish to renew the Term (as defined in the Opeka Employment Agreement), then in lieu of receiving the amounts described above, Mr. Opeka would be entitled to receive a lump sum payment equal to two (2) times the sum of (a) his then-current annual Opeka Base Salary and (b) the Opeka Target Bonus for the year of termination.

The foregoing descriptions of the Loffredo Employment Agreement and the Opeka Employment Agreement are qualified in their entirety by reference to such agreements, which are filed herewith as Exhibit 10.1 and Exhibit 10.2.

Item 9.01	Financial Statements and Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement between Cinedigm Corp. and Gary S. Loffredo dated as of December 23, 2020.
10.2	Employment Agreement between Cinedigm Corp. and Erick Opeka dated as of December 23, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CINEDIGM CORP.

Dated: December 29, 2020	By:	/s/ Gary S. Loffredo
Gary S. Loffredo Chief Operating Officer, President of Digital Cinema, General Counsel and Secretary